UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STEWART INFORMATION SERVICES CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	74-1677330
(STATE OR OTHER JURISDICTION)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

1360 Post Oak Blvd, Suite 100, Houston, Texas 77056

(Address Of Principal Executive Offices) (Zip Code)

STEWART INFORMATION SERVICES CORPORATION 2020 INCENTIVE PLAN

(Full title of the plan)

Elizabeth K. Giddens

1360 Post Oak Blvd., Suite 100

Houston, TX 77056

(Name and address of agent for service)

(713) 625-8100

(Telephone number, including area code, of agent for service)

With Copy to:

Locke Lord LLP

111 Huntington Avenue, 9th Floor

Boston, MA 02199-7613

(617) 239-0100

Attention: Megan Foscaldi

Indicate by check mark whether the Registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 2-2 of the Exchange Act.

☒ Large accelerated filer	☐ Non-accelerated filer	☐ Emerging growth company
☐ Accelerated filer	☐ Smaller reporting company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Stewart Information Services Corporation, a Delaware corporation (the “Registrant”), to register an additional 1,100,000 shares of the Registrant’s common stock, par value $1.00 per share (the “Common Stock”), pursuant to the Registrant’s 2020 Incentive Plan, as amended (the “Plan”). These shares of Common Stock are in addition to and in the same class as the Common Stock for which the Registrant’s Registration Statement on Form S-8 was filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 17, 2020 (File No. 333-239919) (the “Prior Registration Statement”). The contents of the Prior Registration Statement, including periodic reports that the Registrant filed after the Prior Registration Statement to maintain current information about the Registrant, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8, except to the extent otherwise updated or modified by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents are hereby incorporated by reference in this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023;

2.

The information in the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on March 26, 2024, to the extent incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023;

3.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024;

4.	The Registrant’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports related to such items) filed with the SEC on May 9, 2024; and

5.	The description of the Registrant’s common stock, $1.00 par value (the “Common Stock”), contained in a registration statement on Form 8-A filed May 30, 2001, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description, including the Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

All other reports and documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents; provided that, the Registrant is not incorporating any documents or information that is deemed furnished and not filed in accordance with the rules and regulations promulgated by the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers

Set forth below is a description of certain provisions of the restated certificate of incorporation, as amended, and fifth amended and restated by-laws of the Registrant and the General Corporation Law of the State of Delaware (“DGCL”), as such provisions relate to the indemnification of the directors and officers of the Registrant. This description is intended only as a summary and is qualified in its entirety by reference to the amended and restated certificate of incorporation, as amended, the amended and restated by-laws and the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

The Registrant’s bylaws provide for the indemnification of directors, officers, employees or agents of the Registrant to the fullest extent authorized under the DGCL. Delaware corporations are also authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. The Registrant currently has in effect a directors’ and officers’ liability insurance policy providing coverage for each director and officer in his or her capacity as such.

Article Eleventh of the Registrant’s amended and restated certificate of incorporation provides that no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that such article will not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL with respect to unlawful dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of a director to the Registrant and its stockholders for monetary damages for breach of his or her fiduciary duty as a director to the fullest extent allowed under the DGCL.

Item 8. Exhibits.

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of Stewart Information Services Corporation (incorporated by reference to Exhibit 3.1 to the Form 8-K filed by the Registrant with the SEC on April 29, 2016)
3.2	Fifth Amended and Restated Bylaws (incorporated by referenced to Exhibit 3.1 to the Form 8-K filed by the Registrant with the SEC on December 30, 2022)
5.1*	Opinion of Locke Lord LLP
23.1*	Consent of Locke Lord LLP (included in Exhibit 5.1)
23.2*	Consent of Independent Registered Public Accounting Firm
24.1*	Powers of Attorney (contained on signature page hereto)
99.1	Stewart Information Services Corporation 2020 Incentive Plan (incorporated by reference herein to Appendix 1 of the Company’s definitive proxy statement on Schedule 14A filed on April 24, 2020)
99.2	First Amendment to Stewart Information Services Corporation 2020 Incentive Plan (incorporated by reference herein to Exhibit 10.1 to the Form 8-K filed by the Registrant with the SEC on May 9, 2024)
107*	Filing Fee Table

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 10, 2024.

STEWART INFORMATION SERVICES CORPORATION (Registrant)

By:	/s/ David C. Hisey
David C. Hisey, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints David C. Hisey and Elizabeth K. Giddens each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Frederick H. Eppinger, Jr.	Chief Executive Officer and Director	May 10, 2024
Frederick H. Eppinger, Jr.	(Principal Executive Officer)

/s/ David C. Hisey	Chief Financial Officer and Treasurer	May 10, 2024
David C. Hisey	(Principal Financial Officer)

/s/ Brian K. Glaze	Controller	May 10, 2024
Brian K. Glaze	(Principal Accounting Officer)

/s/ Thomas G. Apel	Chairman	May 10, 2024
Thomas G. Apel

/s/ C. Allen Bradley, Jr.	Director	May 10, 2024
C. Allen Bradley, Jr.

/s/ Robert L. Clarke	Director	May 10, 2024
Robert L. Clarke

/s/ William S. Corey, Jr.	Director	May 10, 2024
William S. Corey, Jr.

/s/ Deborah J. Matz	Director	May 10, 2024
Deborah J. Matz

/s/ Matthew W. Morris	Director	May 10, 2024
Matthew W. Morris

/s/ Karen R. Pallotta	Director	May 10, 2024
Karen R. Pallotta

/s/ Manolo Sanchez	Director	May 10, 2024
Manolo Sanchez

/s/ Helen Vaid	Director	May 10, 2024
Helen Vaid